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       FOR MORE INFORMATION CONTACT:

       Doug Russell
       Schwartz Communications
       781-684-0770
       dougr@schwartz-pr.com

    PRIMIX SOLUTIONS (FORMERLY ONEWAVE, INC.) LAUNCHES STRATEGIC E-BUSINESS
     CONSULTING SERVICES
    Services to help companies envision, develop and deploy strategic e-Business solutions

       WATERTOWN, Mass. (September 14, 1998) -- Primix Solutions (NASDAQ: PMIX), formerly OneWave, Inc. (NASDAQ: OWAV), today announced that it has added a series of e-Business service offerings to enhance its existing portfolio of fixed-price/fixed-time e-Business consulting services. The new services are designed to help companies envision, develop and deploy strategic e-Business solutions. To highlight the completion of its transition to an e-Business consulting services organization, the Company has, effective immediately, changed its corporate name and stock ticker symbol. The Company also announced the opening of a mid-Atlantic regional office, the addition of key sales and recruiting personnel, and a new customer relationship.

Primix Solutions' new e-Business consulting services include the Primix e-Business Strategy Workshop(TM), Scoping Session(TM), and SWAT Workshop(TM).
In these focused, facilitated working sessions, Primix works with client visionaries and decision-makers to develop e-Business strategies, refine priorities and build consensus for specific solution initiatives, identify business and technical requirements, define functionality and solution architecture, and build live solution prototypes. In addition to these consulting programs, Primix offers comprehensive fixed-price/fixed-time services to design, develop and deploy full Internet-based e-Business solutions.

"During the last year we have made significant investments in the company in order to transform it from a provider of Internet application development and system integration tools to a consulting and systems integration firm that delivers strategic e-Business solutions," said Lennart Mengwall, chairman and CEO of Primix Solutions. "We have new management, a new corporate mission and a new set of e-Business service offerings that we believe are well aligned with current market demand. Further, to signify that this transformation is complete, we have changed the Company name. We are now entering the market as a focused, unified company -- Primix Solutions."

Highlights of the new Primix Solutions service offerings include:

 . E-BUSINESS STRATEGY WORKSHOP(TM): A one-week program designed to help company
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  management evaluate and prioritize e-Business opportunities in light of their company's overall business strategy. This session puts into place the basic strategic direction for the company's e-Business approach, and identifies the e-Business initiatives that will produce the most overall value to the client and its customers.

 . SCOPING SESSION(TM): A one- to three-week program designed to specify the
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  high-level functional and technical definition of a high-priority e-Business solution in conjunction with a closely coupled business case analysis. This session takes the strategic foundation and general solution priorities developed in the e-Business Strategy Workshop and further develops the functional and financial bases for the client's first and most important e-Business solution.

                                    - more -
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 .  SWAT WORKSHOP(TM): An intensive three-week program designed to validate a
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   specific e-Business solution's strategic impact and technical feasibility through the development of a live prototype. This session carries out key business and technical proofs-of-concepts, and builds critical cross-organizational consensus and momentum. At the conclusion of the SWAT Workshop, the client is ready to launch into the detailed Design, Development, and Deployment of the e-Business solution that will produce significant value to the client and its customers.

"We are well-positioned to help our clients harness the connective power of the Internet in order to build e-Business solutions that provide breakthrough competitive advantages," said Peter Marton, president of Primix Consulting Services "Our service offerings help companies to seize upon e-Business opportunities -- to create new sales channels, improve collaboration with business partners, automate shared business processes, offer customized products and services, and improve the quality of customer service. We use a proven approach for the development of winning e-Business strategies and have the technical expertise required to implement high-performance e-Business solutions that integrate with complex ERP and legacy systems."

CUSTOMER NEWS; KEY PERSONNEL

In related news, Primix announced that it has won a contract with Rockwell Collins, a division of Rockwell International Corporation, to build an employee self-service application that will integrate tightly with Rockwell Collins' SAP R/3 system. Primix also said that it is currently completing a project with Hughes Christensen Corporation to build an online sales force automation solution that streamlines the sale of technically advanced drill bits used for oil and gas well drilling projects, helping field sales reps to sell more effectively.

Primix further announced the addition of key sales and recruiting personnel and the opening of a mid-Atlantic regional office. Bob O'Gara, former Director of Mid-Atlantic Business Development for Cambridge Technology Partners, has joined the Company as Mid-Atlantic Director of Sales. O'Gara manages Primix' new regional office in Morristown, New Jersey and is responsible for growing sales in the mid-Atlantic region. In addition, Bradley Savoy, former Director of Recruiting for Sapient Corporation, has joined Primix as Manager of Professional Staffing. Savoy is responsible for all of Primix' recruiting efforts, including hiring top consulting talent and managing the Company's internal recruiting organization.

ABOUT PRIMIX SOLUTIONS

Primix Solutions (NASDAQ: PMIX) is a premier consulting and systems integration firm that works with its clients to envision, develop and deploy strategic e-Business solutions. The Company specializes in building complex online sales, order management, supply chain and customer service solutions that integrate Internet technologies with existing ERP and legacy systems. For additional information about Primix Solutions, please visit the Company's Web site at http://www.primix.com, send email to info@primix.com, or call (617) 923-6500.
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